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                                QUEPASA.COM, INC.

                                                                October 10, 2001


Mr. Gary L. Trujillo
400 E. Van Buren, Suite 400
Phoenix, AZ 85004


Dear Gary:

     This letter sets forth the terms and conditions upon which you have agreed to the termination of your employment with quepasa.com, inc. ("QUEPASA"). Your termination of employment is not for "Cause" as defined in the Employment Agreement.

     1. COMPENSATION AND BENEFITS. (a) Subject to your compliance with the terms of this letter agreement, quepasa shall pay you a lump sum payment of $700,000 concurrently with your execution of this letter agreement. In addition, from the date hereof until the closing of the merger agreement among quepasa, Great Western Land and Recreation, Inc., GWLAR, Inc. and GWLR, LLC dated as of August 11, 2001, as amended (the "MERGER AGREEMENT"), you shall be entitled to continue to receive the health insurance benefits which you currently are receiving and quepasa shall continue to reimburse you for your expenses incurred in connection with services you continue to render to quepasa, including but not limited to travel and entertainment, internet access, overnight courier charges, faxes and cellular phone capabilities. All other perquisites shall terminate as of the date hereof. You will receive your regular pay check on October 15, 2001. Except as otherwise set forth in this paragraph 1, you shall not be entitled to any compensation or other payment from quepasa (including severance or bonus compensation) in connection with termination of your employment. You acknowledge that the amounts payable to you under this Agreement are in consideration of your promises and agreements contained herein. quepasa acknowledges that your agreement to terminate your current employment agreement is in consideration of quepasa's promises and agreements contained herein. All payments under this agreement shall be net of applicable withholding taxes.

     (b) All terms of your stock options shall remain in full force in effect, including the vesting, accelerated vesting and exercisablity provisions, for so long as you remain a director of quepasa; quepasa acknowledges that the options referred to in Section 6 of the Second Amended and Restated Employment Agreement dated October 11, 1999 between you and quepasa (the "Employment Agreement") will vest and be exercisable upon the execution and delivery of this Agreement.
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     (c)  This Agreement supersedes all prior agreements or understandings with respect to your employment, including, without limitation, the Employment Agreement, except that the provisions of Section 10 therein shall survive and remain in full force and effect following the execution and delivery of this Agreement.

     2. RESIGNATION. Effective as of October 15, 2001, you hereby resign as President and Chief Executive Officer of quepasa; provided, that you will continue to be Chairman of the Board of Directors.

     3. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you while employed by quepasa concerning the business or affairs of quepasa ("CONFIDENTIAL INFORMATION") is the property of quepasa. You shall not, without the prior written consent of quepasa, disclose to any person or use for your own account any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. At the request of any Company at any time, you shall deliver to such Company all documents containing Confidential Information or relating to the business or affairs of quepasa that you may then possess or have under your control.

     4.   MUTUAL RELEASES.

     (a) RELEASE BY EMPLOYEE. In consideration for the promises contained in paragraph 1, you hereby release and forever discharge quepasa, their respective parents, subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, members, insurers, attorneys, executors, assigns and other representatives of any kind (referred to in this Agreement as "Released Parties") from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date you execute this letter agreement, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with your employment or termination of employment with quepasa. You also release and waive any claim or right to further compensation, benefits, damages, penalties, attorneys' fees, costs or expenses of any kind from quepasa or any of the other Released Parties. You further agree not to file, pursue or participate in any claims, charges, actions or proceedings of any kind in any forum against any of the Released Parties with respect to any manner arising out of or in connection with his/her employment with quepasa or termination of such employment (other than pursuing a claim for Unemployment Compensation benefits to which he/she may be entitled). This release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. 1981-1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; Executive Order 11246; state or federal family and/or medical leave acts; the Consolidated Omnibus Budget Reconciliation Act of 1985; Employee Retirement Income Security Act of 1974; and any other federal, state or local laws not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation,

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violation of public policy or invasion of privacy. This release covers claims that you know about as well as those he/she may not know about, and both liquidated and unliquidated claims.

          (i) To the extent allowed by applicable statutory and regulatory law, the release contained in the preceding paragraph includes a waiver of rights and claims which you may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 ET SEQ.) (hereinafter referred to as "ADEA"). Pursuant to the Older Workers Benefit Protection Act (Public Law 101-433; 1990 S. 1511), you acknowledge that this Release is intended to apply, and you expressly agree that it shall be effective as a waiver of rights and claims arising under the ADEA. However, by executing this Agreement, you do not waive rights and claims under the Age Discrimination in Employment Act that may arise subsequent to the execution of this Agreement. Further, execution of this Agreement does not affect your ability to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission.

          (ii) You acknowledge that you have been advised that an employee waiving rights under the ADEA is entitled to a minimum of twenty-one (21) days within which to consider this Agreement, and therefore acknowledge that you have 22 days from the date of receiving this Agreement to return the signed Agreement. You acknowledge that you may execute and return this Agreement earlier if you so decide, and that by executing and returning this Agreement during the twenty-one (21) day period, you will waive your right to consider the Agreement for the twenty-one (21) day period. You acknowledge that you have been further advised that you may consult with an attorney or other advisor of your choosing prior to making the decision to execute and return this Agreement.

     (b) RELEASE BY EMPLOYER. Subject to the performance by you of your obligations hereunder, quepasa hereby waives and releases all claims, demands, rights, liabilities and cause of action and claims of every nature, whether known or unknown, which quepasa may have against you arising or accruing at any time up to and including the date hereof. quepasa (on behalf of quepasa) agrees that the foregoing claims are forever barred by this Agreement, regardless of the forum in which they may be brought, and covenants not to initiate any proceedings based on any such claim.

     5. INDEMNIFICATION. quepasa will continue to provide you with the same level of indemnification that is currently provided to you and will maintain the same level of director and officer liability insurance coverage that you received as an employee of quepasa.

     6. GOVERNING LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED EXCLUSIVELY IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF ARIZONA AND THE STATE OF ARIZONA SHALL HAVE EXCLUSIVE JURISDICTION REGARDING ANY LEGAL ACTIONS RELATING TO THIS LETTER AGREEMENT.

                                    * * * * *

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     Please execute the extra copy of this letter agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.


                                        Very truly yours,

                                        quepasa.com, inc.


                                        By: /s/ Rob Taylor
                                           -------------------------
                                           Rob Taylor
                                           Chief Financial Officer


ACCEPTED AND AGREED TO
AS OF October 10, 2001:


/s/ Gary L. Trujillo
------------------------
Gary L. Trujillo





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